Exhibit 99.1

SEPTEMBER 2017 INVESTOR PRESENTATION FORWARD-LOOKING STATEMENTS 2 Statements made in this presentation that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to the anticipated merger transaction of Great Plains Energy and Westar Energy, Inc. (Westar Energy), including those that relate to the expected financial and operational benefits of the merger to the companies and their shareholders (including cost savings, operational efficiencies and the impact of the anticipated merger on earnings per share), the expected timing of closing, the outcome of regulatory proceedings, cost estimates of capital projects, dividend growth, share repurchases, balance sheet and credit ratings, rebates to customers, employee issues and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and Westar Energy; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates that the companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including, but not limited to, cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s and Westar Energy’s ability to successfully manage and integrate their respective transmission joint ventures; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; the ability of Great Plains Energy and Westar Energy to obtain the regulatory and shareholder approvals necessary to complete the anticipated merger or the imposition of adverse conditions or costs in connection with obtaining regulatory approvals; the risk that a condition to the closing of the anticipated merger may not be satisfied or that the anticipated merger may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated merger; the costs incurred to consummate the anticipated merger; the possibility that the expected value creation from the anticipated merger will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies, the credit ratings of the combined company following the anticipated merger; disruption from the anticipated merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the anticipated merger; and other risks and uncertainties.

STRATEGIC PRIORITIES FOR VALUE CREATION 3 SEPTEMBER 2017 INVESTOR PRESENTATION Continue to promote the economic strength of the region, enhance the customer experience and grow earnings BEST-IN-CLASS OPERATIONS IN A GROWING SERVICE TERRITORY CUSTOMER ENGAGEMENT TARGETED INVESTMENTS Disciplined execution to deliver reliable and low cost power Focused on earning our allowed return by actively managing regulatory lag Proactive economic development Transition toward sustainable energy portfolio Responsive to changing customer expectations Technology investments that facilitate more informed customer interaction Comprehensive suite of energy-related products and services Capital allocation strategy balancing growth opportunities, dividends and return of capital Utility rate base investment National transmission opportunities Share repurchases following closing of the merger with Westar Energy Growing dividend supports top-tier shareholder returns

GREAT PLAINS ENERGY AND WESTAR ENERGY MERGER OF EQUALS

- Creates a leading utility company with a combined equity value of ~$14 billion – a more valuable company for shareholders and a stronger company for customers
- 100% stock-for-stock and tax-free exchange of shares with no premium paid or received, no transaction debt and no exchange of cash
- Exchange ratio of 0.5981:1 results in approximate pro forma ownership of 47.5% by current Great Plains Energy shareholders
- Transaction structure directly responsive to regulatory concerns
- Closing expected to occur in the first half of 2018

Combined Service Area[1]


Great Plains Energy
Power Plants
Transmission Lines:
Projects
Operating
Electric Territory
Headquarters
Westar
Power Plants
Electric Territory
Headquarters
Shared Power Plants

Key Operating Metrics

	Great Plains Energy	Westar Energy	Combined
Rate Base ($billion)[2]	$6.6	$6.5	**$13.1**
Electric Customers	860,100	701,000	**1,561,100**
Owned Generation Capacity (MW)	6,524	6,573	**13,097**
Transmission Miles	3,600	6,400	**10,000**
Distribution Miles	22,700	29,000	**51,700**

Source: SNL, Great Plains Energy and Westar Investor Presentations.

1. Excludes Great Plains Energy power plant in the Mississippi Delta and Westar's Spring Creek Energy Center in Logan County, OK.

2. Estimated rate base based on ordered and settled rate cases.

GREAT PLAINS ENERGY

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COMPELLING STRATEGIC AND GEOGRAPHIC FIT SEPTEMBER 2017 INVESTOR PRESENTATION Better positioned to meet customer’s energy needs, provide clean energy and optimize investments to achieve improved long-term financial returns Increased scale and jurisdictional diversity with enhanced platform to drive value for shareholders and customers Strong geographic fit, complementary operations with contiguous territories and existing shared assets produce economies of scale and significant savings and efficiencies Customer breakdown by jurisdiction based on retail sales generation. KCP&L,GMO, Westar and KG&E are also subject to regulation by The Federal Energy Regulatory Commission (FERC) with respect to transmission, wholesale sales and rates, and other matters. Standalone Great Plains Energy Standalone Westar Energy Combined Company Geography by Customer1 Rate Base Mix by Jurisdiction2 Owned Capacity Mix (MW)

SUBSTANTIAL FINANCIAL BENEFITS

- Significant earnings accretion to Great Plains Energy
- Expect to offer top tier value proposition:
  - EPS growth of 6% to 8%, 2016 to 2021[1]
  - Dividend growth in line with EPS growth, targeting 60% to 70% payout ratio
- Opportunity to enhance earnings growth by leveraging strong pro forma cash flow for investment in attractive renewables and transmission and post-close equity rebalance through share repurchases
- Maintains strong investment grade credit profile
  - $1.25 billion of estimated cash at closing
  - Strong balance sheet allows for post-close share repurchases to return cash to shareholders and maintain a balanced capital structure
  - Expect to repurchase ~60 million or ~22%[2] of pro forma shares outstanding in the first two years after closing
- Diversifies and enhances the Great Plains Energy earnings stream
- Opportunity to improve earned returns relative to allowed levels

Top Quartile Expected Total Return for Shareholders[3]



1st QUARTILE
2nd QUARTILE
3rd QUARTILE
4th QUARTILE
15.8%
15.4%
11.0%
10.8%
10.7%
10.2%
10.1%
10.0%
9.9%
9.9%
9.7%
9.5%
9.4%
9.2%
9.2%
9.2%
9.2%
9.1%
9.1%
9.1%
8.9%
8.9%
8.7%
8.7%
8.7%
8.4%
8.4%
8.2%
7.9%
7.8%
7.8%
7.8%
7.6%
7.5%
7.2%
7.1%
7.1%
7.0%
6.7%
6.6%
6.5%
6.2%
5.2%
4.6%
3.5%
(3.4%)
Pro Forma GXP + WR4
EPS Growth5
Dividend Yield6

1. *EPS growth based on Westar Energy 2016 actual EPS of $2.43.*
2. *Anticipated initial pro forma shares of approximately 272 million before repurchase*
3. *Source: IBES estimates, market data as of 9/20/2017.*
4. *Pro forma EPS growth rate based on midpoint of estimated combined company growth. Pro forma dividend yield reflects 15% dividend increase at transaction close.*
5. *EPS growth calculated as '17-'20 EPS CAGR. Where 2020 estimates are not available, '17-'19 CAGR is used.*
6. *Dividend yield calculated as latest quarterly dividend annualized divided by current share price.*

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Targeted Pro Forma EPS Growth1 6%-8% CAGR STRONG PRO FORMA EARNINGS GROWTH SEPTEMBER 2017 INVESTOR PRESENTATION DRIVEN BY: Anticipated general rate case filings to reduce regulatory lag Merger savings FERC regulated transmission growth opportunities Share repurchases EPS growth based on Westar Energy 2016 actual EPS of $2.43.

Targeted Pro Forma Dividend Growth 6%-8% CAGR STRONGER PLATFORM FOR DIVIDEND GROWTH SEPTEMBER 2017 INVESTOR PRESENTATION Initial dividend maintains Great Plains Energy’s current dividend policy Targeted annual dividend growth in line with EPS growth while targeting payout ratio of 60% to 70% Illustrative analysis based on most recent Great Plains Energy quarterly dividend payment annualized of $1.10 per share divided by the 0.5981 exchange ratio. 1

SIGNIFICANT MERGER SAVINGS

Merger Savings ($ Millions)[1]



$27.8
$110.3
$143.5
$149.4
2018E
2019E
2020E
2021E

O&M Cost ($ Millions)[2]



$1,367
~(15)%
~$1,100 – $1,200
2016A[3]
2021E
Great Plains Energy
Westar
Pro Forma

- Unique combination provides maximum opportunities for efficiencies; cost savings for customers; better ability to earn allowed returns in all jurisdictions
- Cost savings and ongoing management of O&M expected to drive total cost reductions of approximately 15% from 2016 to 2021
- Detailed integration plans demonstrate cost savings of ~$150 million in 2021 and beyond
  - Excludes potential cost savings related to Great Plains Energy plant retirements

1. *Excludes Great Plains Energy plant retirements announced June 2017 and potential capital expenditure savings. Planned merger savings include non-fuel O&M and Other shown net of costs to achieve.*
2. *Inclusive of merger savings.*
3. *Represents Great Plains Energy utility O&M and Westar's O&M and SG&A as reported in GAAP financials.*

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TRANSITION TOWARDS SUSTAINABLE ENERGY PORTFOLIO

- Combined generation portfolio will include nearly 14,000 MW[1] of generation capacity and will include one of the largest wind portfolios in the United States
- Environmental stewardship:
  - Growing our renewable generation resource base while retiring coal and gas fired generators
  - Expected to produce renewable energy equal to ~30% of retail sales, and emission-free energy equal to more than 45% of retail sales
- Continued commitment towards renewables:
  - Combined renewable portfolio of ~3,200 MW[1]
  - Better positioned to take further advantage of wind energy resources in the future



	2017	2018	2019
New Wind Additions[1]	Added 581 MW of new wind generation		
Plant Retirement	Retired 48 MW of coal generation	Plan to retire 816 MW and 720 MW of coal and natural gas generation, respectively	Plan to retire 97 MW of natural gas generation

1. *Includes owned generation and power purchase agreements based on nameplate capacity of the facility.*

GREAT PLAINS ENERGY
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MERGER TIMELINE UPDATE SEPTEMBER 2017 INVESTOR PRESENTATION Approvals and Timing Stakeholder Filed Approval Anticipated Great Plains Energy and Westar Energy shareholders √ 4Q17 KCC √ 1Q18 – 2Q18 MPSC √ 1Q18 – 2Q18 FERC √ 4Q17 – 1Q18 NRC √ 4Q17 – 1Q18 U.S. DOJ/FTC (Hart-Scott-Rodino) 3Q17 – 4Q17 4Q17 – 1Q18 FCC 4Q17 – 1Q18 4Q17 – 1Q18 Anticipate closing in first half of 2018 Working with key stakeholders toward goal of concluding earlier than the 300-day Kansas calendar

APPENDIX SEPTEMBER 2017 INVESTOR PRESENTATION

KEY TERMS SEPTEMBER 2017 INVESTOR PRESENTATION Transaction Structure All stock merger of equals (100% stock-for-stock tax-free exchange); combined equity value of ~$14 billion New company to be jointly named prior to close Exchange Ratio Westar Energy: 1:1 Great Plains Energy: 0.5981:1 Approximate Pro Forma Ownership Westar Energy 52.5% Great Plains Energy 47.5% Pro Forma Dividend Adjust to maintain current Great Plains Energy dividend Results in approximately 15% dividend uplift for Westar Energy Termination Fee Reverse break-up fee of $190 million in favor of Westar Energy Mutual fiduciary out break-up fees of $190 million in favor of the other Great Plains Energy no-vote fee of $80 million in favor of Westar Energy Governance Mark Ruelle, Westar Energy CEO to serve as non-executive chairman Terry Bassham, Great Plains Energy president & CEO to serve as president & CEO and to join the board of directors Tony Somma, Westar Energy CFO and senior vice president to be executive vice president and CFO; Kevin Bryant, Great Plains Energy senior vice president of finance and strategy and CFO, to be COO Equal board representation from each company Headquarters Corporate Headquarters – Kansas City, Missouri Operating Headquarters – Topeka, Kansas; Kansas City, Missouri Timing / Approvals Expected to close first half 2018 Shareholders, federal and state regulators

PRO FORMA CORPORATE STRUCTURE SEPTEMBER 2017 INVESTOR PRESENTATION New name to be jointly determined prior to merger close. Monarch Energy Holding, Inc. 1 Kansas City Power & Light Company (KCP&L) KCP&L Greater Missouri Operations Company Westar Energy, Inc. Great Plains Energy Other Subsidiaries Westar Subsidiaries, notably, KG&E

STRENGTHENED CREDIT PROFILE SEPTEMBER 2017 INVESTOR PRESENTATION Merger of equals structure with no merger-related debt results in a strengthened credit profile and positive rating agency action Moody’s upgraded Great Plains Energy to Baa2 from Baa3 with stable outlook S&P affirmed ratings of BBB and BBB+ for Great Plains Energy and the utilities, respectively, and revised outlook to positive for Great Plains Energy and its utility subsidiaries Plan to repurchase ~60 million shares (~22% of pro forma shares outstanding) in the first two years after closing Completed unwind of acquisition financing following MOE announcement, with cost of approximately $150 million Unwind of Great Plains Energy Debt and Equity Financing Debt Security Equity Security $4.3 billion Senior Unsecured Notes OMERS Mandatory Convertible Preferred Purchase Agreement Remaining Bridge Commitment Public Mandatory Convertible Preferred Stock

STATE COMMISSIONERS SEPTEMBER 2017 INVESTOR PRESENTATION Missouri Public Service Commission (MPSC) Kansas Corporation Commission (KCC) Mr. Daniel Y. Hall (D) Chair (since August 2015) Term began: September 2013 Term expires: September 2019 Mr. Pat Apple (R) Chair (since January 2017) Term began: March 2014 Term expires: March 2018 Mr. Stephen M. Stoll (D) Commissioner Term began: June 2012 Term expires: December 2017 Ms. Shari Feist Albrecht (I) Commissioner Term began: June 2012 Reappointed: January 2017 Term expires: March 2020 Mr. William P. Kenney (R) Commissioner Term began: January 2013 Term expires: January 2019 Mr. Jay S. Emler (R) Chair (since January 2016) Term began: January 2014 Reappointed: May 2015 Term expires: March 2019 Mr. Scott T. Rupp (R) Commissioner Term began: March 2014 Term expires: March 2020 Ms. Maida J. Coleman (D) Commissioner Term began: August 2015 Term expires: August 2021 MPSC consists of five (5) members, including the Chairman, who are appointed by the Governor and confirmed by the Senate. Members serve six-year terms (may continue to serve after term expires until reappointed or replaced) Governor appoints one member to serve as Chairman KCC consists of three (3) members, including the Chairman, who are appointed by the Governor and confirmed by the Senate. Members serve four-year terms (may continue to serve after term expires until reappointed or replaced) Commissioners elect one member to serve as Chairman

SERVING A GROWING REGION YTD July 30 Housing Permits Jobs numbers are up: 73 consecutive months of job growth through July 2017 Unemployment numbers are down: Unemployment rate of 4.3% in July 2017 compared with 5.0% in 2016 Employment Figures 10% Improving residential real estate and jobs market leading to continued customer growth Kansas City region continues to grow its presence as a hub for e-commerce and logistics given its central geographic location and well-developed transportation and distribution network Major national employers including Amazon, United Parcel Service and Cerner have announced plans to expand in our service territory SEPTEMBER 2017 INVESTOR PRESENTATION

TRANSOURCE ENERGY, LLC SEPTEMBER 2017 INVESTOR PRESENTATION Joint venture between Great Plains Energy (13.5%) and AEP (86.5%) structured to pursue competitive transmission projects1 Total project portfolio over $600 million Positioned for sustainable, long-term growth in competitive transmission market The venture excludes transmission projects in the Electric Reliability Council of Texas (ERCOT) and AEP’s existing transmission project joint ventures.

ADDITIONAL INFORMATION SEPTEMBER 2017 INVESTOR PRESENTATION Additional Information and Where to Find It This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger, Monarch Energy has filed a Registration Statement on Form S-4 (Registration No. 333-220465), that includes a preliminary joint proxy statement of Great Plains Energy and Westar Energy, which also constitutes a preliminary prospectus of Monarch Energy. These materials are not yet final and will be amended, and the Registration Statement has not yet become effective. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED BY MONARCH ENERGY, GREAT PLAINS ENERGY AND WESTAR ENERGY WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, WESTAR ENERGY, MONARCH ENERGY AND THE PROPOSED MERGER. Following the Registration Statement having been declared effective by the SEC, a definitive joint proxy statement/prospectus will be sent to shareholders of Great Plains Energy and Westar Energy. Investors can obtain free copies of the registration statement and joint proxy statement/prospectus and other documents filed by Monarch Energy, Great Plains Energy and Westar Energy with the SEC at http://www.sec.gov, the SEC’s website, or free of charge from Great Plains Energy’s website (http://www.greatplainsenergy.com) under the tab, “Investor Relations” and then under the heading “SEC Filings.” These documents are also available free of charge from Westar Energy’s website (http://www.westarenergy.com/) under the tab “Investors” and then under the heading “SEC Filings.” Participants in Proxy Solicitation Great Plains Energy, Westar Energy and their respective directors and certain of their executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Great Plains Energy’s and Westar Energy’s shareholders with respect to the proposed merger. Information regarding the officers and directors of Great Plains Energy is included in its definitive proxy statement for its 2017 annual meeting filed with SEC on March 23, 2017. Information regarding the officers and directors of Westar Energy is included in its definitive proxy statement for its 2017 annual meeting filed with the SEC on March 23, 2017. Additional information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the registration statement and joint proxy statement/prospectus and other materials filed with SEC in connection with the proposed merger. Free copies of these documents may be obtained as described in the paragraphs above.

INVESTOR RELATIONS INFORMATION SEPTEMBER 2017 INVESTOR PRESENTATION Lori Wright Vice President – Corporate Planning, Investor Relations and Treasurer (816) 556-2506 lori.wright@kcpl.com Calvin Girard Senior Manager, Investor Relations (816) 654-1777 calvin.girard@kcpl.com NYSE: Great plains energy (GXP)